Exhibit 99.1

Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045
Telephone 847.735.4700 Facimile 847.735.4750
www.brunswick.com

Release:	IMMEDIATE
Contact:	Kathryn Chieger
Vice President – Corporate and Investor Relations
Phone:	847-735-4612

Contact:	Daniel Kubera
Director – Media Relations and Corporate Communications
Phone:	847-735-4617
Email:	daniel.kubera@brunswick.com

BRUNSWICK ACCELERATES RESIZING
AND FIXED-COST REDUCTION EFFORTS;
WILL RECORD NON-CASH IMPAIRMENT CHARGE IN THIRD QUARTER

LAKE FOREST, Ill., Oct. 9, 2008 – Brunswick Corporation (NYSE: BC) today announced it will accelerate its previously announced efforts to resize the company and to remove $300 million in fixed costs by the end of 2009.  The company is taking the action in light of extraordinary developments within the global financial markets that are affecting the recreational marine industry.
“We are living and working in the most turbulent economic times in recent history,” commented Brunswick Chairman and Chief Executive Officer Dustan E. McCoy.  “From the start of the year, we’ve experienced a 3,500-point drop in the Dow, mortgage and housing crises, record prices for oil, and, now, shrinking credit availability for companies and individuals.  The poor economy and the accompanying weak consumer sentiment have pressured marine markets, eroding the demand for boats and engines these past few months at a swifter pace than originally anticipated.
“For the past few years, Brunswick has been implementing a strategy to fundamentally transform the way we design, engineer and manufacture our products; shrink our manufacturing footprint so that each facility produces at higher volumes and lower costs; and reduce our level of fixed costs in our manufacturing operations and within operating expenses.  While these times are unprecedented, they provide an opportunity and mandate, consistent with the pursuit of our strategy, that we step up our efforts to accomplish our restructuring goals,” McCoy stated.

Plant closures and furloughs

As previously announced, Brunswick had planned to close four boat manufacturing facilities in early 2009, but will now accelerate that process.  Three manufacturing facilities to be permanently closed are located in Pipestone, Minn., Roseburg, Ore., and Arlington, Wash.  A fourth plant, in Navassa, N.C., will be mothballed.
Production of the fiberglass boats manufactured in these plants will be transitioned to other Brunswick facilities.  The company said that these actions will result in the eventual elimination of approximately 1,450 hourly and salaried positions at these facilities, while increasing the efficiency and utilization at the receiving plants.  The Arlington, Navassa and Roseburg shutdowns are expected to be completed by the end of 2008, with the Pipestone shutdown expected to be completed during the first quarter of 2009.
 “In these difficult times as we move into the slowest selling season in the marine industry, it is clear that we must aggressively support our dealer network as they cope with the effects of the economic turbulence.  Among the significant actions we can take is to meter the production of boats consistent with demand, which is in a pronounced downturn across all consumer durable industries, including the recreational marine industry,” McCoy said.
Brunswick will temporarily suspend production at three of its boat manufacturing facilities near Knoxville, Tenn., beginning the week of October 27 and continuing through the remainder of 2008.  During this period, the transition of boat models from the plants that are closing into these facilities will begin.

Financial implications

“Our efforts to reduce production and cut costs have helped to mitigate some of the challenges we have faced in 2008, as well as prepare and position Brunswick to prosper in an improved economic environment,” McCoy said.  “We remain on target to reduce fixed costs by $300 million by the end of 2009 compared with 2007 spending levels, and expect to exit 2008 with more than $125 million of fixed-cost reductions implemented.  In fact, actions completed or currently under way will deliver about $75 million of cost savings this year.  We also continue our intense focus on liquidity and expect to report cash at the end of the third quarter of approximately $340 million.

“As noted above, however, we will be closing plants and temporarily suspending production at others, which will result in significantly lower sales in the fourth quarter.  Given the effect of lower fixed-cost absorption on these reduced sales in the remainder of 2008, we are no longer confident of achieving our goal of posting positive earnings for the full year, excluding restructuring and impairment charges.”
The company said its estimate of restructuring charges to achieve its cost reduction targets remains in the range of $200 million to $220 million pretax, of which approximately $180 million will be recorded in 2008.  These charges include asset write-downs, severance and facility closing and other costs.  Of the total restructuring costs, approximately half will be cash.
Further, as prescribed by SFAS No. 142, Goodwill and Other Intangible Assets, the company concluded that a significant portion of its goodwill and indefinite-lived intangibles was impaired.  Accordingly, the company said it will record non-cash goodwill and trade name impairment charges, associated primarily with certain boat brands, totaling approximately $496 million pretax in the third quarter.

Conference Call Today
Brunswick will host a conference call today at 3:30 p.m. CDT to further discuss these actions. At that time, McCoy will be joined by Peter B. Hamilton, senior vice president and chief financial officer, and Kathryn J. Chieger, vice president – corporate and investor relations.
The call will be broadcast over the Internet at www.brunswick.com.  To listen to the call, go to the Web site at least 15 minutes before the call to register, download and install any needed audio software.
Security analysts and investors wishing to participate via telephone should call (888) 787-0200 (passcode: Brunswick).  Callers outside of North America should call  +1 (312) 470-7130 to be connected.  These numbers can be accessed 15 minutes before the call begins, as well as during the call.  A replay of the conference call will be available through midnight CDT Oct. 16, 2008, by calling 866-358-4539 or 203-369-0140 (replay passcode: 3846).  The replay will also be available at www.brunswick.com.

Forward-Looking Statements

Certain statements in this news release are forward looking as defined in the Private Securities Litigation Reform Act of 1995.  These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release.  These risks include, but are not limited to: the effect of (i) the amount of disposable income available to consumers for discretionary purchases, and (ii) the level of consumer confidence on the demand for marine, fitness, billiards and bowling equipment and products; the ability to successfully complete restructuring efforts in the timeframe and cost anticipated; the effect of higher product prices due to technology changes and added product features and components on consumer demand; the effect of competition from other leisure pursuits on the level of participation in boating, fitness, bowling and billiards activities; the effect of interest rates and fuel prices on demand for marine products; the ability to successfully manage pipeline inventories; the financial strength of dealers, distributors and independent boat builders; the ability to maintain mutually beneficial relationships with dealers, distributors and independent boat builders; the ability to maintain effective distribution and to develop alternative distribution channels without disrupting incumbent distribution partners; the ability to maintain market share, particularly in high-margin products; the success of new product introductions; the ability to maintain product quality and service standards expected by customers; competitive pricing pressures; the ability to develop cost-effective product technologies that comply with regulatory requirements; the ability to transition and ramp up certain manufacturing operations within time and budgets allowed; the ability to successfully develop and distribute products differentiated for the global marketplace; shifts in currency exchange rates; adverse foreign economic conditions; the success of global sourcing and supply chain initiatives; the ability to obtain components and raw materials from suppliers; increased competition from Asian competitors; competition from new technologies; the ability to complete environmental remediation efforts and resolve claims and litigation at the cost estimated; the effect of weather conditions on demand for marine products and retail bowling center revenues; and the ability to successfully integrate acquisitions.  Additional factors are included in the company’s Annual Report on Form 10-K for 2007 and Quarterly Report on Form  10-Q for the quarter ended June 28, 2008.

About Brunswick

Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill "Genuine Ingenuity"(TM) in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Teignbridge propellers; Albemarle, Arvor, Bayliner, Bermuda, Boston Whaler, Cabo Yachts, Crestliner, Cypress Cay, Harris, Hatteras, Kayot, Lowe, Lund, Maxum, Meridian, Őrnvik, Princecraft, Quicksilver, Rayglass, Savage, Sea Ray, Sealine, Triton, Trophy, Uttern and Valiant boats; Attwood marine parts and accessories; Land 'N' Sea, Kellogg Marine, Diversified Marine and Benrock parts and accessories distributors; IDS dealer management systems; Life Fitness, Hammer Strength and ParaBody fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables; and Dynamo, Tornado and Valley pool tables, Air Hockey and foosball tables.  For more information, visit www.brunswick.com.